Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FIRST QUARTER 2011 RESULTS

HOUSTON, May 2, 2011 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the first quarter ended March 31, 2011, which included the following items:

−	Operating revenues of $311.0 million, a 3% increase from $300.5 million in the comparable 2010 period;

−	Net income of $83.0 million, an 8% decrease from $90.3 million in the comparable 2010 period;

−	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $187.2 million, a 3% increase from $180.9 million in the comparable 2010 period; and

−	Distributable cash flow of $112.5 million, a 16% decrease from $133.9 million in the comparable 2010 period.

Operating results for the first quarter were primarily driven by:

•	Higher gas transportation revenues from increased capacities resulting from the completion of several compression projects in 2010 and operating our Fayetteville Lateral at its design capacity;

•	Lower parking and lending and storage revenues due to unfavorable market conditions;

•
Higher operating costs and expenses primarily due to a charge of $5.0 million related to a fire at a compressor station near Carthage, Texas, depreciation expense from an increase in our asset base and increased maintenance expenses; and

•	Higher other deductions as a result of a loss on early extinguishment of debt and increased interest expense from higher average interest rates on long-term debt.

Capital Program

Growth capital expenditures were $16.0 million and maintenance capital expenditures were $15.4 million for the quarter ended March 31, 2011.

Exhibit 99.1

Conference Call

The Partnership has scheduled a conference call for May 2, 2011, at 9:00 a.m. Eastern time to review the first quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 700-6067 for callers in the U.S. or (617) 213-8834 for callers outside the U.S. The PIN number to access the call is 86759339.

Replay

An online replay will also be available on the Boardwalk website immediately following the call.

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow

The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow.  EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements to assess the Partnership’s ability to make cash distributions to its unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):
	For the Three Months Ended March 31,
	2011	2010
Net Income	$83.0	$90.3
Income taxes	0.2	0.1
Depreciation and amortization	56.4	53.4
Interest expense	40.3	37.2
Interest income	(0.1)	(0.1)
Loss on debt extinguishment	7.4	-
EBITDA	$187.2	$180.9
Less:
Cash paid for interest, net of capitalized interest (1)	59.1	44.7
Maintenance capital expenditures	15.4	2.2
Other (2)	0.2	0.1
Distributable Cash Flow	$112.5	$133.9

(1) Includes $11.8 million of cash paid for interest related to the early extinguishment of debt.

(2) Includes non-cash items such as the equity component of allowance for funds used during construction.

Exhibit 99.1

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 167 Bcf.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Operating Revenues:
Gas transportation	$290.5	$271.9
Parking and lending	3.2	9.4
Gas storage	13.8	15.1
Other	3.5	4.1
Total operating revenues	311.0	300.5

Operating Costs and Expenses:
Fuel and gas transportation	23.8	29.9
Operation and maintenance	35.1	29.4
Administrative and general	37.1	35.7
Depreciation and amortization	56.4	53.4
Asset impairment	-	0.3
Net loss on disposal of operating assets	4.4	1.1
Taxes other than income taxes	23.7	23.3
Total operating costs and expenses	180.5	173.1

Operating income	130.5	127.4

Other Deductions (Income):
Interest expense	38.3	35.2
Interest expense – affiliates	2.0	2.0
Loss on debt extinguishment	7.4	-
Interest income	(0.1)	(0.1
Miscellaneous other income, net	(0.3)	(0.1
Total other deductions	47.3	37.0

Income before income taxes	83.2	90.4
Income taxes	0.2	0.1
Net Income	$83.0	$90.3

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.42	$0.46
Class B units	$0.20	$0.26
Cash distribution to common units	$0.52	$0.50
Cash distribution to class B units	$0.30	$0.30
Weighted-average number of units outstanding:
Common units	169.7	169.7
Class B units	22.9	22.9

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended March 31, 2011 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$83.0
Declared distribution	102.9	$88.6	$6.9	$7.4
Assumed allocation of undistributed net loss	(19.9)	(17.2)	(2.3)	(0.4)
Assumed allocation of net income	$83.0	$71.4	$4.6	$7.0
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.42	$0.20

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended March 31, 2010 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$90.3
Declared distribution	99.0	$85.7	$6.9	$6.4
Assumed allocation of undistributed net loss	(8.7)	(7.5)	(1.0)	(0.2)
Assumed allocation of net income	$90.3	$78.2	$5.9	$6.2
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.46	$0.26

SOURCE:                      Boardwalk Pipeline Partners, LP

Contact:                       Boardwalk Pipeline Partners, LP
                                      Allison McLean, 866-913-2122
              Director of Investor Relations

                                      Or

                                     Jamie Buskill, 713-479-8082
             Senior VP, Chief Financial Officer and Treasurer